Exhibit 99.1

Contact:

China Pharma Holdings, Inc.

Ms. Diana Na Huang

Phone:  +86-898-6681-1730 (China)

Email: hps@chinapharmaholdings.com

China Pharma Holdings, Inc.

Announces Notification of NYSE American Listing Deficiency

Haikou City, China – September 12, 2017 – China Pharma Holdings, Inc. (NYSE American: CPHI; the “Company”) today announced receipt of notification (the “Deficiency Letter”) from the NYSE AMERICAN LLC (“NYSE American”) that the Company is not in compliance with certain NYSE American continued listing standards or the Listing Standards. The Deficiency Letter indicated that the Company’s securities have been selling for a low price per share for a substantial period of time and, most recently, the average price of the Company’s common stock had been below $0.20 on a 30-day average as of September 5, 2017. Pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the NYSE American staff determined that the Company’s continued listing is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the staff determined to be until March 6, 2018. The Company intends to regain compliance with the Listing Standards by undertaking a measure or measures that are in the best interests of the Company and its shareholders.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the Listing Standards, subject to the Company’s compliance with other continued listing requirements. The NYSE American notification does not affect the Company’s business operations or its reporting obligations under the Securities and Exchange Commission regulations and rules and does not conflict with or cause an event of default under any of the Company’s material agreements.

About China Pharma Holdings, Inc.

Based in Haikou, Hainan Province, China, China Pharma Holdings, Inc. is a publicly traded company engaged in the development, manufacture and marketing of pharmaceutical products for human use in connection with a variety of high-incidence and high-mortality diseases and medical conditions. The Company offers its products through distributors, as well as through its network of 16 sales offices and approximately 1,000 sales representatives. For more information, view the Company's website at http://www.chinapharmaholdings.com. The Company routinely posts important information on its website.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including the Company’s ability to submit and execute on a plan to regain compliance with NYSE American listing standards. The ability to execute a plan is subject to a number of risks described in the company's documents and reports filed from time to time with the Securities and Exchange Commission, which reports are available from the Company and the United States Securities and Exchange Commission (“SEC”). Other than required by applicable SEC regulations and rules, the Company undertakes no obligation to update its forward-looking statements.